News Release

For Immediate Release:	For More Information,
October 30, 2014	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Third Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $5.4 million, or $0.27 per diluted common share, for the three months ended September 30, 2014, a decrease of 12.3% compared to the $6.1 million, or $0.30 per diluted common share, recorded in the third quarter of 2013. The earnings for the third quarter of 2014 were impacted by $0.8 million in non-covered foreclosed property losses and $0.9 million in charges associated with a previously announced plan to close ten bank branches, which negatively impacted diluted earnings per share by a combined $0.05.

For the nine months ended September 30, 2014, the Company recorded net income available to common shareholders of $17.3 million, or $0.85 per diluted common share, an increase of 20.3% compared to the $14.3 million, or $0.71 per diluted common share, for the nine months ended September 30, 2013. The higher earnings were primarily the result of lower provisions for loan losses.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2014 amounted to $31.3 million, a 7.1% decrease from the $33.7 million recorded in the third quarter of 2013. Net interest income for the first nine months of 2014 amounted to $100.7 million, a 0.6 % decrease from the $101.3 million recorded in the comparable period of 2013.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the third quarter of 2014 was 4.30% compared to 4.84% for the third quarter of 2013. For the nine month period ended September 30, 2014, the Company’s net interest margin was 4.69% compared to 4.88% for the same period in 2013. The 4.30% net interest margin for the third quarter of 2014 was a 35 basis point decrease from the 4.65% margin realized in the second quarter of 2014. The lower margin realized in the third quarter of 2014 was primarily due to a lower amount of discount accretion on loans purchased in failed-bank acquisitions and lower average asset yields – see additional discussion below. As shown in the accompanying tables, loan discount accretion amounted to $2.6 million in the third quarter of 2014, $4.9 million in the second quarter of 2014, and $4.3 million in the third quarter of 2013. For the first nine months of 2014, loan discount accretion amounted to $13.8 million compared to $14.6 million for the first nine months of 2013.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin amounted to 3.95% for the third quarter of 2014, 3.99% for the second quarter of 2014, and 4.23% for the third quarter of 2013. The lower margins realized during the second and third quarters of 2014 were due primarily to lower loan yields and a higher mix of the Company’s earning assets being maintained in highly liquid accounts that earn relatively little interest. See the Financial Summary for a table that presents the impact of loan discount accretion, as well as other purchase accounting adjustments affecting net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

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The Company’s cost of funds has steadily declined from 0.37% in the third quarter of 2013 to 0.28% in the third quarter of 2014, which has had a positive impact on the Company’s net interest margin.

Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $1.5 million in the third quarter of 2014 compared to $5.0 million for the third quarter of 2013. For the nine months ended September 30, 2014, the Company recorded total provisions for loan losses of $8.7 million compared to $21.7 million for the same period of 2013. As discussed below, lower provisions in 2014 were recorded for both the non-covered and covered loan portfolios – see explanation of the terms “non-covered” and “covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $1.3 million in the third quarter of 2014 compared to $3.5 million in the third quarter of 2013. For the first nine months of 2014, the provision for loan losses on non-covered loans amounted to $5.8 million compared to $13.3 million for the same period of 2013. The lower provisions recorded in 2014 have been primarily a result of stable asset quality trends.

The provision for loan losses on covered loans amounted to $0.2 million in the third quarter of 2014 compared to $1.5 million in the third quarter of 2013. For the nine months ended September 30, 2014, the provision for loan losses on covered loans amounted to $2.9 million compared to $8.4 million for the same period of 2013. The decreases in 2014 have been primarily due to lower levels of covered nonperforming loans during the period, stabilization in the underlying collateral values of nonperforming loans, and a $1.9 million recovery that the Company realized in the first quarter of 2014.

Total non-covered nonperforming assets amounted to $96.8 million at September 30, 2014 (3.17% of total non-covered assets), $84.1 million at June 30, 2014 (2.73% of total non-covered assets) and $83.5 million at September 30, 2013 (2.86% of total non-covered assets). The increase in the third quarter of 2014 was due to the Company transferring $14.8 million in nonperforming assets from covered status to non-covered status on July 1, 2014 upon the scheduled expiration of a loss sharing agreement with the FDIC associated with those assets – see additional discussion below.

Total covered nonperforming assets have declined in the past year, amounting to $20.0 million at September 30, 2014 compared to $39.1 million at June 30, 2014 and $83.0 million at September 30, 2013. Over the past twelve months, the Company has resolved a significant amount of covered loans and has experienced strong property sales along the North Carolina coast, which is where most of the Company’s covered assets are located. Also, as discussed in the preceding paragraph, during the third quarter of 2014 the Company transferred $14.8 million in nonperforming assets from covered status to non-covered status.

Noninterest Income

Total noninterest income for the three months ended September 30, 2014 was $4.6 million compared to $5.6 million for the comparable period of 2013. For the nine months ended September 30, 2014, noninterest income amounted to $9.9 million compared to $17.2 million for the nine months ended September 30, 2013.

Core noninterest income for the third quarter of 2014 was $7.8 million, an increase of 3.2% over the $7.5 million reported for the third quarter of 2013. For the first nine months of 2014, core noninterest income amounted to $23.1 million, an 8.8% increase from the $21.2 million recorded in the comparable period of 2013. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. The primary factors that resulted in the increases in core noninterest income in 2014 were higher service charges on deposit accounts and higher debit and credit card interchange fees. Service charges on deposit accounts have increased primarily as a result of the December 2013 introduction of a new deposit product line-up that altered the fee structure of many accounts. The increase in debit and credit card interchange fees is due to growth in the number and usage of debit and credit cards.

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Noncore components of noninterest income resulted in net losses of $3.2 million in the third quarter of 2014 compared to net losses of $1.9 million in the third quarter of 2013. For the nine months ended September 30, 2014 and 2013, the Company recorded net losses of $13.2 million and $4.0 million, respectively, related to the noncore components of noninterest income. The largest variances related to foreclosed property gains/losses and indemnification asset income (expense) – see discussion below.

The Company experienced losses on non-covered foreclosed properties of $0.8 million and $1.5 million for the three and nine months ended September 30, 2014, respectively, compared to gains of $0.2 million and $1.7 million for the same periods of 2013. In the third quarter of 2014, the Company recorded write-downs on several of its properties, while in the second quarter of 2014, the Company had a significant write-down associated with one property. In 2013, the Company experienced several large gains related to the sale of properties along the North Carolina coast that had recovered in value.

Gains on covered foreclosed properties were $0.8 million and $1.4 million for the three months ended September 30, 2014 and 2013, respectively, while losses of $2.5 million and $3.7 million were recorded for the nine months ended September 30, 2014 and 2013, respectively. Losses on covered foreclosed properties have generally declined over the past several years as a result of stabilization in property values and declining numbers of foreclosed properties held by the Company.

Indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC during the period related to covered assets. The three primary items that result in recording indemnification asset income (expense) are 1) income from loan discount accretion, which results in indemnification expense, 2) provisions for loan losses on covered loans, which result in indemnification income and 3) foreclosed property gains (losses) on covered assets, which also result in indemnification expense (income). In the third quarter of 2014, the Company recorded $3.2 million in indemnification asset expense compared to $3.8 million in indemnification asset expense in the third quarter of 2013. The variance between the third quarter of 2014 and the third quarter of 2013 is primarily due to lower indemnification asset expense associated with the lower loan discount accretion income recorded. For the nine months ended September 30, 2014, indemnification asset expense amounted to $9.7 million compared to indemnification asset expense of $2.3 million for the same period of 2013. In 2014, the indemnification asset expense recorded in connection with loan discount accretion was offset to a lesser degree by the indemnification asset income associated with loan/foreclosed property losses than was the case in the first nine months of 2013. See additional discussion related to this matter in the section below entitled “Note Regarding Components of Earnings.”

During the nine months ended September 30, 2014 and 2013, the Company realized $0.8 million and $0.6 million in securities gains, respectively.

Noninterest Expenses

Noninterest expenses amounted to $25.9 million in the third quarter of 2014 compared to $23.7 million recorded in the third quarter of 2013. Noninterest expenses for the nine months ended September 30, 2014 amounted to $74.3 million compared to $72.7 million recorded in the first nine months of 2013. Included in noninterest expenses for the three and nine months ended September 30, 2014 were $0.9 million in charges related to the previously announced plan to close and consolidate ten bank branches.

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Balance Sheet and Capital

Total assets at September 30, 2014 amounted to $3.2 billion, a 0.7% increase from a year earlier. Total loans at September 30, 2014 amounted to $2.4 billion, a 0.7% decrease from a year earlier, and total deposits amounted to $2.7 billion at September 30, 2014, a 2.3% decrease from a year earlier.

Non-covered loans amounted to $2.3 billion at September 30, 2014, an increase of $35.3 million since June 30, 2014. In the third quarter of 2014, the Company reclassified $39.7 million in loans from covered status to non-covered status in connection with the July 1, 2014 expiration of a loss-sharing agreement (see additional discussion below). Excluding the transfer, the amount of non-covered loans has been relatively unchanged since December 31, 2013, as strong competition in the marketplace has impacted loan growth.

The lower amount of deposits at September 30, 2014 compared to September 30, 2013 was primarily due to declines in retail time deposits (called “other time deposits” and “other time deposits > $100,000” in the accompanying tables), with increases in non-interest bearing checking accounts offsetting a large portion of the decline. Retail time deposits are generally one of the Company’s most expensive funding sources, and thus the shift from this category benefited the Company’s overall cost of funds.

The Company obtained $70 million in new borrowings in the first quarter of 2014 from a low cost funding source in order to offset declines in time deposit balances, and in anticipation of future loan growth. At September 30, 2014, borrowings totaled $116.4 million, compared to $46.4 million a year earlier.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at September 30, 2014 of 17.27% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 7.86% at September 30, 2014, an increase of 67 basis points from a year earlier.

Expiration of Loss-Share Agreement with the FDIC

The Company’s loss-sharing agreement with the FDIC related to non-single family loans and foreclosed properties that were assumed in a failed bank acquisition in 2009 expired on July 1, 2014. The Company bears all future losses on these assets; however, at present, management does not expect such losses will be materially in excess of related loan loss allowances. The following presents information related to these assets as of July 1, 2014, which were transferred to the “non-covered” categories on that date.

As of July 1, 2014
Loans outstanding:	$39.7 million
Nonaccrual loans:	$9.7 million
Troubled debt restructurings - accruing:	$2.1 million
Allowance for loan losses:	$1.7 million
Foreclosed properties:	$3.0 million

The Company continues to have three loss-sharing agreements with the FDIC in place. The next agreement that expires does so on April 1, 2016.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “Today’s earnings report reflects another strong quarter for our company, with year to date earnings up over 20% compared to last year. Asset quality continues to improve, and we are undertaking initiatives that we believe will improve efficiency in the future.”

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The following is a list of business development and other miscellaneous matters affecting the Company:

•	On August 27, 2014, the Company announced the planned closure and consolidation of ten of its branches. All branches will be consolidated with other First Bank branches near the closing location. Subject to regulatory approval, nine of the branches will close on December 5, 2014, with the closure of the remaining branch to occur at a later date.

•	On September 15, 2014, the Company announced a quarterly cash dividend of $0.08 cents per share payable on October 24, 2014 to shareholders of record on September 30, 2014. This is the same dividend rate as the Company declared in the third quarter of 2013.

•	The Company is currently constructing a new branch facility at 4110 Bradham Drive, Jacksonville, North Carolina. Upon completion, the First Bank branch located on Western Boulevard will be closed and the accounts serviced at that branch will be reassigned to the new and improved branch. This is expected to occur in the first quarter of 2015 and is subject to regulatory approval.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

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First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 96 branches, with 81 branches operating in North Carolina, 7 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 8 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Fayetteville, North Carolina, and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

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First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2014	2013	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$32,019	34,870
Interest on investment securities	1,116	1,315
Other interest income	239	143
Total interest income	33,374	36,328	(8.1%	)
Interest expense
Interest on deposits	1,729	2,343
Other, primarily borrowings	302	258
Total interest expense	2,031	2,601	(21.9%	)
Net interest income	31,343	33,727	(7.1%	)
Provision for loan losses – non-covered loans	1,279	3,487	(63.3%	)
Provision for loan losses – covered loans	206	1,493	(86.2%	)
Total provision for loan losses	1,485	4,980	(70.2%	)
Net interest income after provision for loan losses	29,858	28,747	3.9%
Noninterest income
Service charges on deposit accounts	3,426	3,390
Other service charges, commissions, and fees	2,538	2,402
Fees from presold mortgages	807	776
Commissions from financial product sales	685	591
Bank-owned life insurance income	311	366
Foreclosed property gains (losses) – non-covered	(757)	153
Foreclosed property gains (losses) – covered	773	1,397
FDIC indemnification asset income (expense), net	(3,210)	(3,786)
Securities gains	—	553
Other gains (losses)	35	(234)
Total noninterest income	4,608	5,608	(17.8%	)
Noninterest expenses
Salaries expense	11,773	11,401
Employee benefit expense	2,550	2,248
Occupancy and equipment expense	2,816	2,950
Intangibles amortization	194	220
Other operating expenses	8,598	6,885
Total noninterest expenses	25,931	23,704	9.4%
Income before income taxes	8,535	10,651	(19.9%	)
Income taxes	2,956	4,318	(31.5%	)
Net income	5,579	6,333	(11.9%	)

Preferred stock dividends	(217)	(216)

Net income available to common shareholders	$5,362	6,117	(12.3%	)

Earnings per common share – basic	$0.27	0.31	(12.9%	)
Earnings per common share – diluted	0.27	0.30	(10.0%	)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$31,343	33,727
Tax-equivalent adjustment (1)	378	380
Net interest income, tax-equivalent	$31,721	34,107	(7.0%	)
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary – Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2014	2013	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$102,481	105,451
Interest on investment securities	3,934	4,000
Other interest income	590	470
Total interest income	107,005	109,921	(2.7%	)
Interest expense
Interest on deposits	5,470	7,901
Other, primarily borrowings	849	770
Total interest expense	6,319	8,671	(27.1%	)
Net interest income	100,686	101,250	(0.6%	)
Provision for loan losses – non-covered loans	5,802	13,301	(56.4%	)
Provision for loan losses – covered loans	2,917	8,419	(65.4%	)
Total provision for loan losses	8,719	21,720	(59.9%	)
Net interest income after provision for loan losses	91,967	79,530	15.6%
Noninterest income
Service charges on deposit accounts	10,445	9,579
Other service charges, commissions, and fees	7,467	6,917
Fees from presold mortgages	2,204	2,343
Commissions from financial product sales	1,985	1,569
Bank-owned life insurance income	956	786
Foreclosed property gains (losses) – non-covered	(1,464)	1,687
Foreclosed property gains (losses) – covered	(2,517)	(3,738)
FDIC indemnification asset income (expense), net	(9,704)	(2,296)
Securities gains	786	560
Other gains (losses)	(282)	(204)
Total noninterest income	9,876	17,203	(42.6%	)
Noninterest expenses
Salaries expense	34,787	33,081
Employee benefit expense	7,147	7,421
Occupancy and equipment expense	8,452	8,577
Intangibles amortization	582	639
Other operating expenses	23,294	22,966
Total noninterest expenses	74,262	72,684	2.2%
Income before income taxes	27,581	24,049	14.7%
Income taxes	9,680	9,028	7.2%
Net income	17,901	15,021	19.2%

Preferred stock dividends	(651)	(678)

Net income available to common shareholders	$17,250	14,343	20.3%

Earnings per common share – basic	$0.88	0.73	20.5%
Earnings per common share – diluted	0.85	0.71	19.7%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$100,686	101,250
Tax-equivalent adjustment (1)	1,126	1,125
Net interest income, tax-equivalent	$101,812	102,375	(0.5%	)
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2014	2013	2014	2013
Return on average assets (1)	0.66%	0.76%	0.72%	0.60%
Return on average common equity (2)	6.76%	8.29%	7.44%	6.60%
Net interest margin – tax-equivalent (3)	4.30%	4.84%	4.69%	4.88%
Net charge-offs to average loans – non-covered	0.60%	0.87%	0.60%	0.71%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.24	0.24
Stated book value – common	15.94	14.84	15.94	14.84
Tangible book value – common	12.48	11.33	12.48	11.33
Common shares outstanding at end of period	19,705,381	19,679,659	19,705,381	19,679,659
Weighted average shares outstanding – basic	19,705,514	19,679,751	19,697,426	19,674,229
Weighted average shares outstanding – diluted	20,437,739	20,424,984	20,431,836	20,416,517

CAPITAL RATIOS
Tangible equity to tangible assets	10.13%	9.47%	10.13%	9.47%
Tangible common equity to tangible assets	7.86%	7.19%	7.86%	7.19%
Tier I leverage ratio	11.39%	10.96%	11.39%	10.96%
Tier I risk-based capital ratio	16.01%	15.35%	16.01%	15.35%
Total risk-based capital ratio	17.27%	16.61%	17.27%	16.61%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,226,960	3,192,954	$3,221,786	3,222,064
Loans	2,428,475	2,433,632	2,442,069	2,408,510
Earning assets	2,924,705	2,795,071	2,902,699	2,804,329
Deposits	2,713,296	2,761,915	2,734,652	2,794,469
Interest-bearing liabilities	2,292,656	2,351,409	2,313,854	2,404,867
Shareholders’ equity	385,551	363,413	380,837	361,333

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013

Net interest income – tax-equivalent (1)	$31,721	34,183	35,908	35,662	34,107
Taxable equivalent adjustment (1)	378	375	373	386	380
Net interest income	31,343	33,808	35,535	35,276	33,727
Provision for loan losses – non-covered	1,279	1,158	3,365	4,965	3,487
Provision for loan losses – covered	206	2,501	210	3,931	1,493
Noninterest income	4,608	4,970	298	6,286	5,608
Noninterest expense	25,931	24,780	23,551	23,935	23,704
Income before income taxes	8,535	10,339	8,707	8,731	10,651
Income tax expense	2,956	3,693	3,031	3,053	4,318
Net income	5,579	6,646	5,676	5,678	6,333
Preferred stock dividends	(217)	(217)	(217)	(217)	(216)
Net income available to common shareholders	5,362	6,429	5,459	5,461	6,117

Earnings per common share – basic	0.27	0.33	0.28	0.28	0.31
Earnings per common share – diluted	0.27	0.32	0.27	0.27	0.30

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

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First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Sept. 30, 2014	At June 30, 2014	At Dec. 31, 2013	At Sept. 30, 2013	One Year Change
Assets
Cash and due from banks	$84,128	92,633	83,881	89,383	(5.9%	)
Interest bearing deposits with banks	252,386	314,649	139,393	95,736	163.6%
Total cash and cash equivalents	336,514	407,282	223,274	185,119	81.8%

Investment securities	213,075	177,957	227,036	226,589	(6.0%	)
Presold mortgages	5,761	5,926	5,422	2,884	99.8%

Loans – non-covered	2,292,841	2,257,530	2,252,885	2,215,173	3.5%
Loans – covered by FDIC loss share agreements	133,249	176,855	210,309	226,909	(41.3%	)
Total loans	2,426,090	2,434,385	2,463,194	2,442,082	(0.7%	)
Allowance for loan losses – non-covered	(41,564)	(41,966)	(44,263)	(43,475)	(4.4%	)
Allowance for loan losses – covered	(2,567)	(3,830)	(4,242)	(4,216)	(39.1%	)
Total allowance for loan losses	(44,131)	(45,796)	(48,505)	(47,691)	(7.5%	)
Net loans	2,381,959	2,388,589	2,414,689	2,394,391	(0.5%	)

Premises and equipment	74,871	76,705	77,448	77,621	(3.5%	)
FDIC indemnification asset	25,328	29,406	48,622	64,946	(61.0%	)
Intangible assets	68,087	68,281	68,669	68,889	(1.2%	)
Foreclosed real estate – non-covered	11,705	9,346	12,251	15,098	(22.5%	)
Foreclosed real estate – covered	3,237	9,934	24,497	29,193	(88.9%	)
Bank-owned life insurance	44,996	44,685	44,040	43,642	3.1%
Other assets	30,078	48,388	39,122	64,068	(53.1%	)
Total assets	$3,195,611	3,266,499	3,185,070	3,172,440	0.7%

Liabilities
Deposits:
Non-interest bearing checking accounts	$540,349	525,332	482,650	463,972	16.5%
Interest bearing checking accounts	538,815	551,577	557,413	543,905	(0.9%	)
Money market accounts	545,137	554,731	547,556	552,463	(1.3%	)
Savings accounts	178,260	175,084	169,023	166,706	6.9%
Brokered deposits	99,169	135,300	116,087	87,861	12.9%
Internet time deposits	1,967	2,216	1,319	5,651	(65.2%	)
Other time deposits > $100,000	406,276	421,255	451,741	474,285	(14.3%	)
Other time deposits	369,039	389,084	425,230	446,017	(17.3%	)
Total deposits	2,679,012	2,754,579	2,751,019	2,740,860	(2.3%	)

Borrowings	116,394	116,394	46,394	46,394	150.9%
Other liabilities	15,390	14,433	15,735	22,444	(31.4%	)
Total liabilities	2,810,796	2,885,406	2,813,148	2,809,698	0.0%

Shareholders’ equity
Preferred stock	70,787	70,787	70,787	70,787	0.0%
Common stock	132,440	132,417	132,099	132,098	0.3%
Retained earnings	179,656	175,871	167,136	163,250	10.0%
Accumulated other comprehensive income (loss)	1,932	2,018	1,900	(3,393)	n/m
Total shareholders’ equity	384,815	381,093	371,922	362,742	6.1%
Total liabilities and shareholders’ equity	$3,195,611	3,266,499	3,185,070	3,172,440	0.7%

n/m = not meaningful

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First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013

Yield on loans	5.23%	5.65%	5.95%	5.85%	5.68%
Yield on securities – tax-equivalent (1)	3.25%	3.00%	3.19%	2.96%	2.81%
Yield on other earning assets	0.30%	0.33%	0.34%	0.36%	0.46%
Yield on all interest earning assets	4.58%	4.95%	5.44%	5.37%	5.21%

Rate on interest bearing deposits	0.32%	0.33%	0.34%	0.36%	0.40%
Rate on other interest bearing liabilities	1.03%	1.02%	2.14%	2.18%	2.21%
Rate on all interest bearing liabilities	0.35%	0.37%	0.38%	0.40%	0.44%
Total cost of funds	0.28%	0.30%	0.31%	0.33%	0.37%

Net interest margin – tax-equivalent (2)	4.30%	4.65%	5.13%	5.04%	4.84%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013

Interest income – reduced by premium amortization on loans	$—	(49)	(49)	(49)	(105)
Interest income – increased by accretion of loan discount (1)	2,577	4,851	6,408	5,605	4,325
Interest expense – reduced by premium amortization of deposits	—	4	3	5	7
Impact on net interest income	$2,577	4,806	6,362	5,561	4,227

(1)	Corresponding indemnification asset expense is recorded for approximately 80% of this amount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

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First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Non-covered nonperforming assets
Nonaccrual loans	$53,620	47,533	44,129	41,938	40,711
Troubled debt restructurings - accruing	31,501	27,250	26,335	27,776	27,656
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	85,121	74,783	70,464	69,714	68,367
Foreclosed real estate	11,705	9,346	11,740	12,251	15,098
Total non-covered nonperforming assets	$96,826	84,129	82,204	81,965	83,465

Covered nonperforming assets (1)
Nonaccrual loans	$10,478	20,938	31,986	37,217	47,233
Troubled debt restructurings - accruing	6,273	8,193	7,429	8,909	6,537
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	16,751	29,131	39,415	46,126	53,770
Foreclosed real estate	3,237	9,934	19,504	24,497	29,193
Total covered nonperforming assets	$19,988	39,065	58,919	70,623	82,963

Total nonperforming assets	$116,814	123,194	141,123	152,588	166,428
Asset Quality Ratios – All Assets
Net quarterly charge-offs to average loans - annualized	0.51%	0.99%	0.65%	1.31%	1.33%
Nonperforming loans to total loans	4.20%	4.27%	4.49%	4.70%	5.00%
Nonperforming assets to total assets	3.66%	3.77%	4.26%	4.79%	5.25%
Allowance for loan losses to total loans	1.82%	1.88%	1.97%	1.97%	1.95%

Asset Quality Ratios – Based on Non-covered Assets only
Net quarterly charge-offs to average non-covered loans - annualized	0.60%	0.69%	0.52%	0.74%	0.87%
Non-covered nonperforming loans to non-covered loans	3.71%	3.31%	3.12%	3.09%	3.09%
Non-covered nonperforming assets to total non-covered assets	3.17%	2.73%	2.65%	2.78%	2.86%
Allowance for loan losses to non-covered loans	1.81%	1.86%	1.98%	1.96%	1.96%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

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First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Net interest income, as reported	$31,343	33,808	35,535	35,276	33,727
Tax-equivalent adjustment	378	375	373	386	380
Net interest income, tax-equivalent (A)	$31,721	34,183	35,908	35,662	34,107

Average earning assets (B)	$2,924,705	2,946,586	2,836,806	2,807,461	2,795,071
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.30%	4.65%	5.13%	5.04%	4.84%

Net interest income, tax-equivalent	$31,721	34,183	35,908	35,662	34,107
Loan discount accretion	2,577	4,851	6,408	5,605	4,325
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$29,144	29,332	29,500	30,057	29,782

Average earnings assets (B)	$2,924,705	2,946,586	2,836,806	2,807,461	2,795,071
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.95%	3.99%	4.22%	4.25%	4.23%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At September 30, 2014, the Company had a remaining loan discount balance of $23.2 million compared to $46.7 million at September 30, 2013. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

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